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XETA Technologies, Inc.
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XETA Technologies, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 7, 2009

To the Shareholders of XETA Technologies, Inc.

The 2009 Annual Meeting of Shareholders of XETA Technologies, Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 1814 W. Tacoma Street, Broken Arrow, Oklahoma, on April 7, 2009 at 10:00 a.m., local time, for the following purposes:

(1)               To elect seven (7) members to the Company’s Board of Directors to serve until the next annual meeting of shareholders;

(2)               To approve a stock option exchange program under which eligible Company employees will be offered the opportunity to exchange their eligible stock purchase options under the Company’s existing equity compensation plans for a smaller number of new options at a lower exercise price;

(3)               To ratify the selection of HoganTaylor LLP as independent certified public accountants for the Company for the 2009 fiscal year; and

(4)               To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only shareholders of record at the close of business on February 24, 2009, the record date fixed by the Board of Directors, will be entitled to notice of and to vote at the Annual Meeting.

Your vote is important.  Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience.  PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, OR VOTE BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.  Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Robert B. Wagner
Corporate Secretary
February 27, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held April 7, 2009

Our Proxy Statement and Annual Report to shareholders for the fiscal year ended October 31, 2008 are available on our corporate website at www.xeta.com.

1814 W. Tacoma Street

Broken Arrow, Oklahoma  74012

PROXY STATEMENT

This proxy statement is furnished to the shareholders of XETA Technologies, Inc. (“XETA” or the “Company” or “we” or “us”) by our Board of Directors to solicit proxies for use at our annual meeting of shareholders (the “Annual Meeting”).  The Annual Meeting will be held on April 7, 2009, at Xeta’s home office located at 1814 W. Tacoma Street, Broken Arrow,, Oklahoma, at 10:00 a.m., local time.

This proxy statement and the accompanying proxy card will first be mailed to shareholders on March 17, 2009.

INFORMATION ON VOTING

Who Can Vote

Only shareholders of record at the close of business on February 24, 2009, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting.  Each record holder is entitled to one vote per share of Common Stock registered to the holder on the record date.   As of February 24, 2009, there were [                        ] shares of Common Stock outstanding.

How You Can Vote

You may vote in person at the Annual Meeting or by proxy.  We encourage you to vote by proxy even if you plan to attend the meeting.  Proxies properly executed and received by us in time to be voted at the Annual Meeting will be voted in accordance with the specifications marked on the proxy card.  Signed proxies which are returned to us with no voting specifications marked will be voted “FOR” the proposals described in this proxy statement and in the discretion of the persons named in the proxy on any other matter which may properly come before the meeting.

If you hold your shares in your own name as the stockholder of record, you may vote by mail or the internet.  To vote by mail, complete, sign, and return the enclosed proxy card in the envelope provided to: Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, RI 02940.  To vote using the internet, follow the voting instructions described on the proxy card.  Shareholders who vote by internet do not need to return the proxy card.

If you hold your shares in a stock brokerage account or through another nominee such as a bank, your shares are held in what is known as “street name.”   You are the beneficial owner of the shares but the broker or other nominee is considered to be the record holder for purposes of voting the shares.  As the beneficial owner, however, you have the right to direct your broker or other nominee on how to vote the shares in your account.  To do so, follow the voting instructions on the form you receive from your broker or nominee.  If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker or other nominee, giving you the right to vote the shares.

How You Can Change Your Vote

You may change your vote by revoking your proxy at any time before voting takes place at the Annual Meeting.  You may revoke your proxy by notifying the Secretary of the Company in writing, by submitting another proxy with a later date, or by notifying the Company and voting in person at the Annual Meeting.  If you hold your shares in street name, you must contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Quorum

A quorum is necessary to conduct the business of the meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the meeting, either in person or by proxy.

Votes Required for Approval

Under our bylaws, for all matters submitted at the Annual Meeting, including the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is necessary for approval.

How Votes are Counted

Abstentions and broker “non-votes” are both counted as shares present in determining whether the quorum requirement is satisfied.  However, they receive different treatment for purposes of whether they are considered shares present and entitled to vote on a matter.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.  Broker non-votes, therefore, are excluded from the number of shares present and entitled to vote on a matter and consequently do not count against the matter.  Abstentions, on the other hand, are counted in the total number of votes present and entitled to vote on a matter and thus have the same effect as a vote against the matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board of Directors consisting of seven members is proposed to be elected at the Annual Meeting.  Members of the Board are elected for one-year terms.  The nominees for election to the Board and the positions they currently hold with us are listed below, followed by their biographies.  All of the nominees except Ozarslan A. Tangun currently serve as directors of the Company.  Mr. Tangun is new to this year’s slate of directors and was recommended as a nominee by the following categories of persons:  security holders, non-management directors, and our Chief Executive Officer.  All of the nominees have indicated they are willing to serve, if elected.  If any nominee should become unable to serve due to unforeseen circumstances, the person(s) designated as proxies will have full discretion to cast votes for another person recommended by the Board.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the seven nominees listed below.

Name	Positions with Company	Age
Donald T. Duke	Chairman of the Board	59
S. Lee Crawley	Director	65
Richard R. Devenuti	Director	50
Greg D. Forrest	Chief Executive Officer and President	47
Dr. Robert D. Hisrich	Director	64
Ronald L. Siegenthaler	Director	66
Ozarslan A. Tangun	Shareholder (>5%); Advisor to the Board	37

Mr. Duke has been a director since 1991 and became our Board Chairman on July 1, 2007.  He is a consultant to the oil and gas industry and an independent investor.  From 1980 until August 2002, Mr. Duke was in senior management in the oil and gas industry, including time as President and Chief Operating Officer of Hadson Petroleum (USA), Inc., a domestic oil and gas subsidiary of Hadson Corporation, where he was responsible for all phases of exploration and production, land, accounting, operations, product marketing and budgeting and planning.

Mr. Crawley has been a director since February 1, 2008.  He has an extensive background in business and financial management, with an emphasis on business transactions and profit improvement.  His professional experience includes functioning as CEO, CFO, and COO for several public and private companies, including Flint Engineering and Construction Company (CEO, 1992-1997) and Vantage Point Energy, a public exploration and production company (CEO, 1986-1992).  He also serves as Chairman of Intellevue, a software technology company he invested in in 1998.  Since May 2000 he has been the managing member of Corporate Finance Associates-Tulsa LLC, a mergers and acquisitions advisory firm. CFA-Tulsa is a senior shareholder in Corporate Finance Associates Worldwide, a national M&A firm which Mr. Crawley joined in May 2004.  He serves as its Vice Chairman.

Mr. Devenuti was appointed to the Board on May 1, 2008.  He is currently the Chief Operating Officer for EMC Corporation’s CMA division.  Prior to joining EMC, Mr. Devenuti spent nearly 20 years at Microsoft, where he served in several senior executive positions.  At the time of his retirement from Microsoft in 2007, he was Senior Vice President for Microsoft Services.  He also served as Microsoft’s Chief Information Officer and Vice President of Worldwide Operations, among other positions, during his tenure there.  Mr. Devenuti also serves on the Board of Directors for St. Jude Medical, Inc.

Mr. Forrest has been our Chief Executive Officer since June 7, 2007 and our President since July 2005.  He also served as our Chief Operating Officer from July 2005 until he became CEO.  He first joined XETA as a Director of Sales over our Seattle branch sales and service operations in August, 2004 upon our acquisition of Bluejack Systems, LLC, a company founded, owned, and operated by Mr. Forrest.  Prior to founding Bluejack, Mr. Forrest founded and operated several other fast-growing companies in the communications, clothing and commercial interior industries, including Bluejack.  He attended the University of Michigan.

Dr. Hisrich has been a director since 1987.  He holds the Garvin Professor of Global Entrepreneurship and is Director of the Global Entrepreneurship Center at the Thunderbird School of Global Management in Glendale, Arizona.  He is also a marketing and management consultant.  Previously he occupied the A. Malachi Mixon III Chair in Entrepreneurial Studies and was Professor of Marketing and Policy Studies at the Weatherhead School of Management at Case Western Reserve University in Cleveland, Ohio.  Prior to assuming such positions, he occupied the Boviard Chair of Entrepreneurial Studies and Private Enterprise and was Professor of Marketing at the College of Business Administration for the University of Tulsa.  He has also held a number of other academic positions and served on several editorial boards, including the Editorial Board of the Journal of Small Business and Enterprise Development, of which he is currently a member.  Dr. Hisrich is a member of the Board of Directors of Noteworthy Medical Systems, Inc. and NeoMed Technologies.

Mr. Siegenthaler has been a director since the Company’s inception in 1981.  He served as the Company’s Executive Vice President from July 1990 until March 1999.  Since 1974, he has been involved as partner, shareholder, officer, director, or sole proprietor in a number of business entities with significant involvement in fabrication and marketing of steel, steel products and other raw material, real estate, oil and gas, and telecommunications.  He is also CEO of Myriad Technologies, Inc., through which he has managed his personal investment portfolio and promoted sales activities for his own private investments.

Mr. Tangun is the founder and managing member of Patara Capital Management, LP, an investment partnership founded in April, 2006.  Prior to establishing Patara Capital, he was employed by Southwest Securities (NYSE SWS), the largest full service brokerage firm based in Texas, from 1995 to 2006.  During that time, Mr. Tangun held the position of Director of Research for over six years.  He also held the positions of Senior VP and Associate Director of Research.   During his tenure at SWS, he chaired the mandatory review committee for new research ideas across the industries covered by SWS, including software, healthcare, telecom, energy, semiconductors, and consumer.  Mr. Tangun received many honors and recognition during his career as a research analyst, including being ranked as the #1 analyst by The Wall Street Journal in the specialty retail sector in 2002. He has been regularly quoted in local and national media and has appeared on various television programs to provide commentary on the general stock market and economic conditions as well as specific companies.  Mr. Tangun graduated from the University of Iowa with an MBA concentration in finance.  He is a CFA charter holder.

CORPORATE GOVERNANCE

The Board reviews its governance practices on an ongoing basis in light of the Sarbanes-Oxley Act of 2002, the rules and regulations of the United States Securities and Exchange Commission (“SEC”), and the listing standards of the NASDAQ Stock Market (“NASDAQ”).

Director Independence

Our Board of Directors must have at least a majority of independent directors.  Under the NASDAQ rules applicable to us, in order for a director to be deemed independent, the board must determine that the individual does not have a relationship, including any of those listed by NASDAQ that will preclude a finding of independence, that would interfere with the individual’s exercise of independent judgment in carrying out his or her responsibilities as a director.  Applying this standard, the Board has determined that Messrs. Crawley, Devenuti, Duke, Hisrich, and Siegenthaler, all incumbent board members, and Mr. Tangun, a nominee for Board membership, are independent within the meaning of the NASDAQ standards for board service.  In its deliberations on independence, the Board considered whether Mr. Siegenthaler’s stock ownership position, or the fact that his adult son is employed by the Company as a sales representative, would interfere with his ability to exercise independent judgment as a director.  Mr. Forrest does not qualify as an independent director since he is an executive officer of the Company.

Board Meetings and Attendance

Our Board of Directors held four meetings during fiscal 2008, in addition to conducting business via written consents.  Each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which he then served during the fiscal year.  The Company encourages its local directors to attend the annual meeting of shareholders.  At last year’s annual meeting, all of the local, then incumbent directors were present, as well as Mr. Duke who resides in the Oklahoma City area.

Committees of the Board

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  Each of these committees operates under a written charter approved by the Board.  A copy of each committee’s charter is posted under Governance Documents in the Governance section on the Investor Relations page of our website at www.xeta.com.  The Board has determined that all of the members of the three standing committees are independent according to NASDAQ’s independence standards for service on these committees, including in the case of the members of the Audit Committee, the stricter independence requirements imposed for audit committee membership.

Audit Committee

The current members of the Audit Committee are Mr. Crawley, its Chairman, Mr. Duke, Dr. Hisrich, and Mr. Ed Keller, who is currently on our Board but whose term will expire upon the election of directors at the Annual Meeting. The Board of Directors has determined that the Audit Committee has at least two members—Messrs. Crawley and Duke—who qualify as an “audit committee financial expert” as that term is defined by SEC rules.  The Audit Committee met five times during the 2008 fiscal year.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  In this regard, the Audit Committee is responsible for, among other things, selecting and retaining the Company’s independent public accountants; pre-approving the engagement of the independent accountants for all audit-related services and permissible, non-audit related services; reviewing in advance the scope and focus of the annual audit; and reviewing and discussing with management and the auditors the financial reports of the Company, the audited financial statements, the auditor’s report, the management letter, and the quality and adequacy of the Company’s internal controls.  The Audit Committee is also responsible, in the absence of a separate finance committee of the Board, for assisting the Board in fulfilling its responsibility to oversee the financial affairs of the Company.  In this regard, the Audit Committee will review and make recommendations to the Board about the financial affairs and policies of the Company.

Compensation Committee

The members of the Compensation Committee are Mr. Duke, its Chairman, Dr. Hisrich, and Mr. Keller.  Mr. Siegenthaler participates as a non-voting member of the Committee.  The Compensation Committee met three times during fiscal 2008.

The Compensation Committee oversees the Company’s compensation and benefits policies and programs and establishes and/or reviews the philosophy, objectives and goals of such policies and programs.  The Committee’s primary responsibilities include: determining the compensation of the Company’s CEO, CFO and other executive officers, including awards to such persons under the Company’s cash-based incentive and long-term equity-based plans; reviewing and recommending compensation of directors to the Board; and administering the Company’s equity-based incentive plan.  The process and procedures followed by the Compensation Committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mr. Keller, its Chairman, Mr. Duke and Mr. Siegenthaler.  During the 2008 fiscal year, the Nominating and Governance Committee conducted its business via telephone, e-mail communications and informal discussions culminating in a meeting subsequent to fiscal year end at which the current slate of directors was nominated.

The Nominating and Governance Committee is responsible for identifying, recruiting, and evaluating qualified persons to serve on our Board of Directors and recommending such individuals to the Board for nomination for election as directors; evaluating director independence and the size and composition of the Board; reviewing and ratifying committee assignments recommended by the Board Chairman and submitting such recommendations to the Board for approval; considering director nominations by shareholders; reviewing related person transactions involving directors; overseeing corporate governance matters; and leading the process for succession planning.

Director Nomination Process.    The Nominating and Governance Committee’s process to identify candidates for election to the Board involves requesting recommendations from members of the Board and individuals personally known to them, and from senior level executive officers.  The process for evaluating candidates includes gathering and reviewing a candidate’s biographical and background information, and personal meetings with the candidate by members of the Nominating and Governance Committee and other Board members, if appropriate.  While we have not established specific minimum qualifications for a position on our Board, nominees are selected on the basis of broad experience, wisdom, integrity, understanding of our business environment, the ability to make independent analytical inquiries and the need to maintain a majority of independent members on the Board.  The Nominating and Governance Committee also considers any other qualities that a candidate may possess that could add to the overall quality, diversity and skill of the Board, as well as the candidate’s ability to devote adequate time to Board duties.

Shareholder Nominations.    The Nominating and Governance Committee will consider board candidates proposed in good faith by a shareholder.  Shareholders who wish to recommend a candidate to the Nominating and Governance Committee for consideration should submit the candidate’s name and biographical information to the Nominating and Governance Committee of the Board, c/o Donald T. Duke, Board Chairman, XETA Technologies, Inc., 1814 West Tacoma, Broken Arrow, OK  74012.   The Nominating and Governance Committee will evaluate shareholder-recommended candidates in substantially the same manner that it evaluates candidates submitted by others.  If the Board determines to nominate a candidate recommended by a shareholder, then the candidate’s name will be included in our proxy card for the next annual meeting of shareholders.

Shareholders may also be entitled to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Governance Committee or the Board.  For nominations to be considered at next year’s annual meeting, shareholders must follow the procedures set forth in a recent bylaw amendment adopted by the Board.  Under these procedures, a shareholder must submit written notice of the shareholder’s nomination which must be received by us not later than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, so long as the date of the meeting is not changed by more than 30 days from the anniversary date of the previous year’s meeting.  If the date of the meeting is changed by more than such 30 days, then the notice must be received no later than the 10th day following the date on which notice of the meeting is mailed to shareholders or is announced publicly. The notice must include the following information:  (1) a brief description of the candidate to be nominated; (2) the name and record address of the shareholder; (3) the class and number of shares beneficially owned by the shareholder; (4) a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the nomination; and (5) a description of any arrangement or understanding between such shareholder and the person to be nominated by such shareholder.  The notice should be addressed to:  Corporate Secretary, XETA Technologies, Inc., 1814 W. Tacoma, Broken Arrow, OK  74012.

Code of Ethics

We have adopted a financial officer Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and any principal accounting officer, controller and other persons who perform similar functions for the Company.  A copy of this Code of Ethics is posted under Governance Documents in the Governance section on the Investor Relations page of our website at www.xeta.com.

Communications with Directors

Shareholders who wish to communicate with the Board of Directors or an individual director may do so by sending their correspondence in writing to XETA Technologies, Inc., Attention Board of Directors (or individual named director) at 1814 West Tacoma Street, Broken Arrow, Oklahoma 74012.  Any such communications will be delivered directly to the Board or named director.

COMPENSATION DISCUSSION AND ANAYLSIS

This Compensation Discussion and Analysis provides a narrative review of the objectives and elements of compensation paid to the Company’s executive officers named in the Summary Compensation Table below.  For fiscal 2008, these named executive officers (“NEOs”) are:

•                  Greg Forrest, President and Chief Executive Officer

•                  Robert Wagner, Chief Financial Officer

Compensation of NEOs is established by the Company’s Compensation Committee (the “Committee).  In addition to determining NEO compensation, the Committee oversees the Company’s compensation plans and policies and administers the Company’s equity compensation programs.  A complete discussion of the Committee and its membership is included in the Corporate Governance section of this proxy statement.

General Compensation Philosophy

The focal point of the Committee’s compensation philosophy is to enhance long-term shareholder value.  To do this, the Committee believes that performance-based compensation should include modest but competitive base salaries and benefits coupled with significant “at risk” compensation opportunities.  “At risk” compensation should include an annual incentive bonus program to reward near-term performance coupled with equity-based awards to reward long-term performance.

The Company designs its compensation programs to attract, motivate and retain quality managers who will improve long term shareholder value.  Under the Company’s compensation programs, the higher an executive’s level of responsibility, the greater proportion of his compensation will be dependent upon the Company’s performance and the executive’s individual performance and contributions.

Compensation Process

In implementing and administering the Company’s compensation plans, the Committee employs an encompassing analytical approach.  The Committee assesses, as described below, a variety of information, both objective and subjective in nature.  The Committee believes that no formulas or objective measures can fully or adequately take into account the full range of considerations in assessing individual performance or setting compensation.  The Committee’s deliberations therefore are inherently subjective in nature and are influenced by the experience and judgment of its members.

To carry out the Company’s compensation philosophy and to discharge its duties under its charter, the Committee holds a series of meetings after the close of each fiscal year. At these meetings, the Committee considers a range of information, including “hard” data relative to the Company’s financial and operating performance scorecard during the year as well as the performance and trading levels of the Company’s common stock. Additionally, the Company provides the Committee with historical compensation data on each NEO regarding previous salary levels, annual incentive awards, and previous equity awards including the current status of such awards. Other information includes reviews of the Company’s significant accomplishments during the year, the Committee’s view of the individual performance and contributions of each NEO, and Committee members’ individual and collective opinion(s) of the current compensation market for each NEO’s discipline.

The items included in the Company performance scorecard include various financial measurements including revenues, earnings, net operating margin, EBITDA and EBITDA margin, and returns on equity, assets, and invested capital. Operating measurements include gross profits, gross margins, sales contribution (defined as gross margin less sales expense as a percentage of revenues), operating expense as a percent of revenues, and revenue mix. The Committee places emphasis on those financial measurements which in its view are of most significance to shareholders, such as return on equity, net operating margins, and growth in revenues.

Additionally, at the Committee’s annual review the CEO makes recommendations for adjustments in base salaries, annual incentive compensation awards, and equity grants. These recommendations are based on data chosen by the CEO and may include competitive pay data gleaned from public company filings, research performed by a compensation consultant, and the CEO’s evaluation of each executive’s performance, including his own, against goals established for such executives at the beginning of each fiscal year.

The Committee considers all of this information together with its own evaluation of each NEO’s unique capabilities and their past and expected contribution toward the Company’s performance objectives. The Committee then processes such information through the subjective review and evaluation mentioned above, which it believes is of vital importance to balance the interests of all stakeholders in the process.

Overview of Elements of Executive Compensation

The key elements of NEO compensation are: base salaries, an annual incentive program, and long term equity compensation. Additionally, NEO’s may participate in the Company’s standard benefits programs on the same terms as all other employees. These benefit programs include health and welfare benefits, vacation and sick leave benefits, and a 401(k) retirement savings plan
(“401(k) Plan”). Under the Company’s 401(k) Plan, all employees have the opportunity, but are not required, to invest the Company’s matching contributions in XETA common stock.

The Company does not have employment, severance, or change-of-control agreements with either of its NEO’s.

Base Salary. The Company pays a base salary to each NEO. The Committee believes that base salaries should be competitive, but modest for each NEO’s area of responsibility. The Committee believes that setting modest base salaries, coupled with significant annual and long term incentive compensation opportunities (discussed below), provides a balanced and clear incentive for NEOs to pursue prudent initiatives designed to achieve superior long term performance.

Base pay is set at the commencement of employment and is reviewed annually for adjustment based on the Committee’s view of changes in market conditions and changes in the NEO’s level of responsibilities. Base pay is also reviewed for adjustment when an NEO assumes a different executive office or position with the Company during the fiscal year.

Annual Incentive Compensation. The Company pays an annual incentive bonus to NEOs based on Company profitability and the individual performance of each NEO. The annual incentive compensation component is an integral part of the Company’s overall compensation philosophy, particularly in relation to the interaction between the annual incentive bonus and base salary. The annual incentive bonus is intended to be a self-correcting tool that provides robust rewards in conjunction with expanding profit levels and correspondingly constricts executive compensation when profitability narrows.

The annual incentive bonus is paid from an aggregate bonus pool accrued during the year for NEOs and other key non-sales employees of the Company to tangibly recognize the leadership and sacrifice of many of its key employees.

At the beginning of fiscal 2008, the Committee set a target amount for the total bonus pool to be 10% of the Company’s annual pre-tax, pre-bonus profits. Additionally, the Committee set targets to award 50% of the total bonus pool for distribution among the Company’s NEO’s and non-sales executive directors and to pay between 33% and 50% of each such person’s annual incentive bonus in restricted stock awards. The Committee has the discretion to adjust actual awards under this bonus pool upward or downward based on a variety of factors including the size of the bonus pool and the NEO’s progress toward his targeted equity ownership (discussed below). On December 18, 2008, the Committee authorized a total bonus pool of $380,000. From this pool, the Committee awarded aggregate cash bonuses of $145,350 to the Company’s two NEO’s and two non-sales executive directors. Also from the pool, the Committee awarded restricted stock grants to the same four persons which represented 25% of each officer’s total bonus awards.

Long Term Equity Compensation. The Committee believes that the element of long term equity compensation should be sufficient to provide NEOs the potential for meaningful wealth creation through stock price appreciation. This opportunity serves to further motivate NEOs to enhance the value of the stock and more heavily aligns their interests with that of the shareholders. Additionally, the Committee believes that equity awards can be an effective retention tool and thus grants awards with multi-year vesting periods. In setting this portion of compensation, the Committee factors in the total number of outstanding equity awards and the expiration periods of each such award, in order to balance the Committee’s goal of promoting equity ownership by executives against the potential dilution which such awards can have upon current and future shareholders. The Committee has set a general target of maximum potential dilution of 15%, but has not set a restriction on exceeding that level if, in its judgment, conditions warrant.

As part of its comprehensive review of total officer compensation each year, the Committee considers annual grants of long term equity compensation in the form of stock options, restricted stock, or other forms of share-based compensation which are available in the Company’s 2004 Omnibus Stock Incentive Plan (the “2004 Omnibus Plan”) and 2000 Stock Option Plan (the “2000 Plan”).

At the beginning of fiscal 2008, the Committee set equity ownership targets as provided below for the positions of CEO and CFO and for all Executive Directors to promote alignment between the Company’s officers and its shareholders.

Title	Equity Target (shares)
CEO and President	250,000
CFO	125,000
Executive Directors	100,000

As part of its annual review of officer compensation, the Committee monitors each officer’s progress toward achieving these equity targets. Shares held in the Company’s 401(k) Plan count toward meeting the targets above. Because this is a new program for the Company, the Committee has not established timelines for achieving these targets.

Material Factors Affecting Executive Compensation in Fiscal 2007 and 2008

On December 15, 2008, the Committee met and concluded its annual compensation review. The Committee awarded cash incentive bonuses to Mr. Forrest and Mr. Wagner of $53,925 and $49,050, respectively and restricted stock awards of 9,986 and 9,083 shares, respectively, in recognition of the Company’s financial results for fiscal 2008. In fiscal 2008 the Company’s earnings increased 44% compared to the prior year, return on equity improved from 3.6% in fiscal 2007 to 4.9% in fiscal 2008 and net operating margin improved from 2.0% in fiscal 2007 to 2.4% in fiscal 2008. The cash and restricted stock awards in fiscal 2008 reflect both the Company’s pay-for-performance philosophy, in which the Company’s relatively modest base salaries are supplemented by relatively robust annual bonuses awarded as Company performance improves, and the Company’s commitment to align officer compensation with the long-term interests of shareholders. The restricted stock awards were made on December 15, 2008 and the cash bonuses were paid on January 9, 2009. The restricted stock awards vest in three equal installments on January 15, 2010, 2011, and

2012. Also on December 15, 2008, long-term equity incentive awards in the form of stock options were granted to Mr. Forrest and Mr. Wagner for 30,000 and 25,000 shares, respectively. In granting these options, the Committee weighed several factors including its goal to increase the weighting of total executive compensation toward long-term incentives, the impact of additional equity incentive awards of the Company’s operating results; the stockownership targets that have been established for NEO’s and executive directors; and the total number of stock options outstanding in relation to total shares outstanding. These options have a strike price of $1.77 per share, the fair market value of the Company’s stock on the date of grant. The options vest on June 15, 2011 (3.5 years after the date of grant) and have a term of 7 years from the date of grant.

Also as part of its annual compensation review, the Committee elected to not adjust Mr. Forrest’s or Mr. Wagner’s base salaries at this time. This determination was made after consideration of several factors including current and forecasted macro economic conditions, the Company’s recent cost containment measures which included targeted reduction in employee levels, the Committee’s view of executive base salaries in relation to the current market for similar positions, and continued increased weighting of executive compensation toward equity incentives.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act of 1934 except to the extent the Company specifically incorporates it by reference into such filing.

January 22, 2009

To the Board of Directors of XETA Technologies, Inc.

Given our role in providing guidance on compensation philosophy and the administration of that policy in making specific compensation decisions for the named executive officers, we participated in the preparation of the Compensation Discussion and Analysis and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

The Compensation Committee
Donald T. Duke, Chairman
Robert D. Hisrich
Edward F. Keller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee of our Board is an officer or employee of the Company.       Mr. Siegenthaler, a non-voting member of the Compensation Committee was formerly an executive vice president of the Company during the 1990’s.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Positions with Company	Age
Greg D. Forrest	Chief Executive Officer and President	47
Robert B. Wagner	Chief Financial Officer and Secretary	47

Mr. Forrest was appointed our Chief Executive Officer (“CEO”) on June 7, 2007. He has been our President since July 2005 and also served as our Chief Operating Officer from July 2005 until he became CEO. Previously he was Director of Sales over our Seattle branch sales and service operations. Mr. Forrest joined XETA in August 2004 upon our acquisition of Bluejack Systems, LLC, a company which he founded, owned and served as CEO. Prior to founding Bluejack, Mr. Forrest founded and operated several fast-growing companies in the communications, clothing and commercial interior industries. He attended the University of Washington.

Mr. Wagner has been our Chief Financial Officer since March 1989 and was our Chief Accounting Officer for nearly eleven years prior to that. He has served on our Board of Directors from March 1996 until April 2004. Mr. Wagner is a certified public accountant licensed in Oklahoma and received his Bachelor of Science degree in accounting from Oklahoma State University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation of each of the Company’s named executive officers for services rendered in fiscal 2008.

Chief Executive Officer and President	FY	Salary $	Bonus $	Stock Awards $	Option Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(2)	Total $
Greg Forrest	2008	203,939	53,925	—	64,531	—	25,682	348,076
Chief Executive Officer and President	2007	189,388	50,000	—	32,213	—	22,301	293,902

Robert Wagner	2008	144,039	49,050	1,949	35,462	—	10,670	241,169
Chief Financial Officer	2007	125,019	50,000	—	17,146	—	5,887	198,052

(1)

The expense for options awards above were computed in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). The options represented in the table above were valued using the Black Scholes valuation method using the assumptions presented in the table below. The expected life of the option was based on the Company’s experience that NEO’s generally hold options until near their expiration date.

FY	Expected Life	Expected Volatility	Risk Free Rate of Return	Dividend Yield
2008	6 1/2	74.3697%	4.725%	0.0%
2007	5 1/2	68.6571%	3.550%	0.0%
2006	4 1/2	73.5095%	4.570%	0.0%

(2)	The following table provides detail for the aggregate amount under “All Other Compensation” for each of the executive officers:

	FY	401(k) Matching Contributions	Unused Vacation Time Paid in Cash	Car Allowance	Other Perquisites		Total $
Mr. Forrest	2008	10,580	8,602	6,500	—		25,682
	2007	6,205	—	3,000	13,096	(a)	22,301

Mr. Wagner	2008	5,862	4,808	—	—		10,670
	2007	5,887	—	—	—		5,887

(a)

In fiscal 2007, the Company paid for landscaping valued at $10,230 at Mr. Forrest’s private residence to enable the Company to hold a series of customer marketing and investor relations events at his home during the PGA championship. The value of the landscaping was based on the amount paid by the Company to the vendor. Subsequent to the PGA event, the Company purchased certain catering and entertaining supplies from Mr. Forrest for use by the Company at similar events in the future. The personal benefit received by Mr. Forrest from use of these items is included in this column and valued at 10% of the original cost paid to vendors for the supplies as evidenced by receipts.  The last component of this column is an amount the Company reimbursed Mr. Forrest for professional services provided to him by his personal accountant.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Company’s named executive officers during fiscal year 2008.

	Grant Date	Estimated Future Payouts Under Non-Equity and Equity Incentive Plan Awards	All Other Option Awards: Number of Shares of Stock (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (b)
Mr. Forrest	12/5/2007	(a)	20,000	$4.14	$49,500

Mr. Wagner	12/5/2007	(a)	10,000	$4.14	$24,750

(a)

The Company’s non-equity and equity incentive award plans are described under “Elements of Executive Compensation” in the Compensation Discussion and Analysis above. On December 5, 2007, the Compensation Committee granted cash bonuses to Mr. Forrest and Mr. Wagner of $50,000 each. These bonuses were paid on January 11, 2008.

(b)	The grant date fair value was calculated using the Black Scholes valuation method and employing the assumptions provided above as part of the “Summary Compensation Table”.

Outstanding Option Awards at Fiscal 2008 Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of October 31, 2008.

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mr. Forrest	—	40,000	(1)	$2.95	10/19/2011
	—	40,000	(2)	$3.25	07/05/2014
	—	20,000	(3)	$4.14	12/05/2013

Mr. Wagner	12,000	—		$18.13	04/16/2010
	25,000	—		$3.63	10/31/2011
	—	20,000	(1)	$2.95	10/19/2011
	—	25,000	(2)	$3.25	07/05/2014
	—	10,000	(3)	$4.14	12/05/2013

(1)                            These awards vest in one installment on October 19, 2009.

(2)                            These awards vest in one installment on January 5, 2011.

(3)                            These awards vest in one installment on December 5, 2010.

COMPENSATION OF DIRECTORS

We pay our non-employee directors an annual fee of $25,000 for their services. In addition, our Chairman of the Board is paid an additional $55,000 annually and committee chairmen are paid an additional $16,000 annually for each chairmanship. Presently Mr. Duke serves as chairman of the Compensation committee, but has waived the fee for this service. All fees are paid monthly. We also reimburse our non-local directors their reasonable travel expenses to attend Board and Committee meetings and the annual shareholder meeting.

It has also been the Company’s practice on occasion to grant stock options to its outside directors, typically upon their election or appointment to the Board. Options (noted in the table below) were granted during fiscal 2008 to Mr. Crawley and Mr. Devenuti upon their election to the Board.

The following table presents information regarding the compensation of non-executive directors during fiscal 2008.

	Fees Earned or Paid in Cash $	Option Awards ($) (1)		All Other Compensation ($)		Total $
Mr. Duke	80,000	27,966	(2)	—		107,966
Chairman of the Board
Chairman, Compensation Committee

Mr. Barber	12,500	—	(3)	—		12,500

Mr. Crawley	25,417	6,518	(4)	—		31,935
Chairman, Audit Committee

Mr. Devenuti	20,500	3,626	(5)	—		24,126

Dr. Hisrich	25,000	—	(6)	—		25,000
Member, Audit & Compensation Committees

Mr. Keller	41,000	6,055	(7)	—		47,055
Chairman, Nominating Committee
Member, Audit & Compensation Committees

Mr. Siegenthaler	25,000	—	(8)	25,000	(8)	50,000
Member, Nominating Committee

(1)

Total option-related expense recognized for financial reporting purposes for the fiscal year ended October 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), assuming no forfeitures.

(2)

Upon his appointment as non-executive Chairman of the Board, Mr. Duke was awarded options for 25,000 shares of common stock with vesting in two equal installments on July 2, 2008 and 2009, respectively. Mr. Duke’s option was granted at the strike price of $3.25 per share, the market value of the stock at the time of grant and expires on July 5, 2014. The grant date fair value of this award calculated in accordance with FAS 123(R) was $2.24 per share. Mr. Duke holds options to purchase 30,000 shares of common stock as of October 31, 2008.

(3)	Mr. Barber resigned from the Board effective April 30, 2008. Mr. Barber holds options to purchase 13,000 shares of common stock as of October 31, 2008.

(4)

Mr. Crawley holds one option for 10,000 shares of common stock which was granted to him upon his appointment to the Board on February 1, 2008. The option vests on February 1, 2011 and has a strike price of $4.30, the market value of the stock at the time of grant and expires on February 1, 2014. The grant date fair value of this award calculated in accordance with FAS 123(R) was $2.61 per share.

(5)

Mr. Devenuti holds one option for 10,000 shares of common stock which was granted to him upon his appointment to the Board on May 1, 2008. The option vests on May 1, 2011 and has a strike price of $3.55, the market value of the stock at the time of grant and expires on May 1, 2014. The grant date fair value of this award calculated in accordance with FAS 123(R) was $2.61 per share.

(6)	Dr. Hisrich holds options to purchase 13,000 shares of common stock as of October 31, 2008.

(7)

Mr. Keller holds one option for 10,000 shares of common stock which was granted to him after his election to the Board at the annual meeting on April 3, 2007. The option vests on April 5, 2010 and has a strike price of $3.12, the market value of the stock at the time of grant and expires on April 5, 2012. The grant date fair value of this award calculated in accordance with FAS 123(R) was $1.81 per share.

(8)

Mr. Siegenthaler serves as a special liaison between the Board and the Company’s executive officers and management. Mr. Siegenthaler is responsible to the Board for engaging with management and employees on behalf of the Board as appropriate, in all areas of the Company’s operations. Mr. Siegenthaler receives an annual fee of $25,000, paid in monthly installments, to serve in this capacity. Mr. Siegenthaler holds options to purchase 13,000 shares of common stock as of October 31, 2008.

RELATED TRANSACTIONS

Ron Barber was a member of our Board of Directors during the 2008 fiscal year until his resignation from the Board on April 30, 2008. He is a principal shareholder in the law firm of Barber & Bartz, a Professional Corporation, which serves as outside general counsel to the Company. During the fiscal year ended October 31, 2008, the Company paid legal fees to Barber & Bartz in the approximate amount of $257,560. Mr. Barber was also paid $12,500 during the fiscal year for serving in his individual capacity as an advisor to the Audit Committee.

Related Transactions Policy. We have adopted a written policy for the approval or ratification of “related person transactions.” For purposes of our policy, related person transactions include any transaction, arrangement or relationship expected to exceed $120,000 in any calendar year which involves the Company and any officer, director, director nominee, or persons who own in excess of 5% of the Company’s stock, or any of their respective family members. The policy requires officers and directors to annually complete a Company questionnaire designed to elicit information about potential related person transactions. Under the Company’s Corporate Code of Conduct applicable to all officers and directors, such persons have a duty to disclose potential conflicts of interest to the Company’s Chief Executive or Chief Financial Officer or to the Board. When related person transactions or potential transactions are identified by these or any other method, they are referred for review to the Nominating and Governance Committee if the transaction involves a director, or to the Audit Committee in all other cases.

The policy requires the appropriate Committee to take into account the extent of the related person’s interest in the transaction; the benefits of the transaction to the Company; whether the terms of the transaction are no less favorable than could be obtained in arm’s-length dealings with an unrelated third party under similar circumstances; the aggregate value of the transaction; whether the transaction involves a conflict of interest; the impact the transaction could have on the independence of a director if it involves a director or an immediate family member of the director; as well as any other factors that the Committee deems appropriate to its review.

On-going related person transactions are subject to annual review under the policy. The policy also provides standing pre-approvals for the following transactions:

•                  compensation paid to an officer or director if approved by the Compensation Committee;

•                  grants of equity awards to any executive officer or director if made under the Company’s existing equity plans or future plans that receive shareholder approval;

•                  interests that arise solely from participation in a Company employee benefit plan that is maintained for the general benefit of all Company employees;

•                  interests that arise solely from stock ownership if all other owners benefit pro rata; and

•                  any transaction with another company if the related person’s only relationship with that company is as a non-officer employee, director or owner of less than 10% of that company.

PROPOSAL 2

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

 Overview of Proposal

On January 22, 2009, our Board directed our Compensation Committee to develop an option exchange program that would re-invigorate our option program as a meaningful incentive and retention tool for executives and other key employees. On February 3, 2009 our Compensation Committee approved, subject to stockholder approval, the exchange of certain outstanding stock options held by current employees (“Eligible Employees”), including executive officers, for a smaller number of new options. The options included in the proposed program are those options that have an exercise price between $2.95 and $4.14 and are scheduled to expire in October, 2011 or later (the “Eligible Options”). Former employees and non-employee directors are not eligible to participate in the program. Participation in the program by Eligible Employees is voluntary.

The number of new stock options would be determined using exchange ratios designed to result in the new stock options having a fair value approximately equal to the stock options that are exchanged. The option exchange program would also be virtually expense neutral from an accounting perspective.

Stockholder approval of the option exchange program applies only to the stock option exchange program described in this proxy statement. If the Company were to implement a different stock option exchange program in the future, it would once again need to seek shareholder approval.

Reasons for the Exchange Program

Stock option grants are a critical component of our compensation philosophy, the focal point of which is to increase long-term shareholder value. We believe stock options help us achieve this objective in several important ways: by aligning the employees’ interests with those of our shareholders; by motivating employees’ performance toward our long term success; and, through the use of options with multi-year vesting periods, by encouraging our executives and employees who have received option grants to continue their employment with us.

Despite our improved financial performance during the past two fiscal years, our stock price has declined, primarily because of an overall stock market downturn and macro economic conditions. Presently, approximately 92% of our outstanding stock options are “underwater,” which includes 124,700 options (or 8.9% of the total options outstanding) held by current employees with exercise prices between $9.06 and $18.13. This means that the vast majority of our historically granted stock options have little or no perceived value to the employees who hold them and are therefore no longer effective as incentives to motivate and retain these employees.

Our Board of Directors believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain employees and create in them a personal stake in the long term financial success of the Company. The Board believes that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees are not properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in share value. The Board also recognizes the competition in our industry to attract and recruit top talent. The Board believes that it has a responsibility to address these issues and to properly incentivize our key employees. Consequently, the Board has proposed the option exchange program described below.

Eligible Options

The Eligible Options are those options outstanding under our stock option plans that have an exercise price between $2.95 and $4.14. These options cover 388,400 shares and represent only 28% of the Company’s total outstanding stock options. The number of employees holding Eligible Options as of January 30, 2009 was 149. Of the total number of Eligible Options, 180,000 or 46% are held by our two executive officers.

As of January 30, 2009, there were a total of 1,402,800 outstanding stock options under our equity compensation plans. Ninety-two percent (92%) of these options are underwater. A large number of these options are held by current employees and some have exercise prices ranging from as high as $9.06 to $18.13. Nevertheless, options with exercise prices of $4.15 or greater are being excluded from the proposed exchange program because the Board of Directors determined the extent to which these options are underwater, coupled with their relatively short remaining contractual lives of less than two and one-half years, results in their having negligible value in an option exchange.

Of the Eligible Options, 103,100 were granted under our 2000 Stock Option Plan and 285,000 were granted under our 2004 Omnibus Stock Incentive Plan.  Both the 2000 Stock Option Plan and the 2004 Omnibus Stock Plans are qualified plans as that term is defined in the Internal Revenue Code.

Exchange Ratios

In working with our Compensation Committee to develop a stock option exchange program pursuant to the Board’s direction, Company management hired CBIZ Valuation Group LLC to provide a valuation analysis of the Eligible Options.  This analysis was used to assist in the determination of the value of the options relative to the replacement options.  The exchange ratios for the option exchange program—that is, how many current options a participating employee must surrender in order to receive one new option—were (and will be if the program is approved by the stockholders) determined using the Black Scholes option valuation model. This is the same valuation method we have used to value outstanding options for accounting purposes when expensing them.

The actual exchange ratio will be determined at the time the exchange program commences.  Our intent is to establish exchange ratios that will result in the issuance of replacement options with a fair value equal to (or less than) the fair value of the stock options surrendered in the exchange program.  The option exchange proposed will be cost neutral to the Company.

Under the proposed exchange program, Eligible Employees will be given the opportunity to exchange their stock options that have an exercise price between $2.95 and $4.14 and an expiration date of October 2011 or later, for new stock options to purchase a fewer number of shares.  The ratio of old options surrendered to new options granted will vary depending upon the exercise price of the surrendered options, as illustrated in the table below.  Assuming that 100% of Eligible Employees participate in the exchange program and applying the exchange ratios described below, options covering 388,100 shares would be surrendered and cancelled, while new options covering 227,117 shares would be issued, resulting in a net reduction of 160,983 shares subject to outstanding awards or approximately 11% of all outstanding options.

The table below reflects information on the Eligible Options and the exchange ratio as of January 30, 2009:

Strike Price	Options to be Exchanged	Fair Value of Option to be Surrendered	Fair Value of Option to be Issued	Exchange Rate	New Options Issued	Net Reduction in Overhang as of 1/30/2009
$2.95	153,898	$0.530	$1.000	1.8868	81,566	5.2%
$3.25	56,446	$0.750	$1.000	1.3333	42,335	1.0%
$3.63	103,400	$0.570	$1.000	1.7544	58,938	3.2%
$4.14	60,000	$0.580	$1.000	1.7241	34,800	1.8%

	373,744	Blended Exchange Rate		1.7173	217,639	11.1%

Program Participation

Because the decision whether to participate in the stock option exchange program is completely voluntary, we are not able to predict who or how many Eligible Employees will elect to participate, how many stock options will be surrendered for exchange, or the number of new options that may be issued.

Implementing the Stock Option Exchange Program

If stockholders approve the option exchange program, the program may be commenced at any time within six (6) months following stockholder approval, as determined by the Compensation Committee. Even if the shareholders approve the stock option exchange program, the Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the actual exchange offer to Eligible Employees (described below), or to exclude certain options or Eligible Employees from participating in the stock option exchange program due to tax, regulatory or accounting reasons or because their participation would be inadvisable or impractical.

Upon commencement of the option exchange program, Eligible Employees will be offered the opportunity to participate in the exchange under a Tender Offer Statement to be filed by us with the SEC and distributed to all Eligible Employees. Employees will be given at least twenty (20) business days in which to accept the offer of the new options in exchange for the surrender of their Eligible Options. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted on the date of cancellation of the old options and will have an exercise price at least equal to the fair market value of our common stock on the date of grant of such new options.  Surrendered options will be returned to their respective plans (either the 2000 Stock Option Plan or the 2004 Omnibus Stock Incentive Plan, as applicable) and will be available for future grant under such plans.

If on the date that the exchange program commences, the holder of Eligible Options is no longer an employee of the Company for any reason (including layoff, termination, voluntary resignation, death or disability), that person will not be entitled to participate in the program. An employee who elects to participate in the program and tenders his or her options for exchange must also continue to be employed with the Company on the date of the new grant in order to receive the new options.

A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the exchange program.

Description of New Options Issued in Exchange

Exercise Price of New Options.  All new options issued in the exchange program will be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant of the new option.

Vesting of New Options.  New options granted in the exchange program will vest beginning one year from the date of grant of the new option.  This means that Eligible Employees who elect to participate in the exchange program must complete an additional year of service to the Company before their new options would be exercisable, regardless of whether the old options surrendered were partially or wholly vested.  All new options granted under the exchange program will vest 50% at the end of the first year and 25% each at the end of the second and third years from the date of grant.

Term of New Options.  Each of the new options will have an expiration date that is six years from the date of grant.

Other Conditions of New Options.  The new options will be subject to the terms and conditions of either the Company’s 2000 Stock Option Plan or the 2004 Omnibus Stock Incentive Plan, depending upon the plan under which the new option is granted.   New option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis.  New options will not be issued for fractional shares.

U.S. Federal Income Tax Consequences

The exchange of options pursuant to the exchange program should be treated as a non-taxable event for U.S. federal income tax purposes.  No income should be recognized for U.S. federal income tax purposes by either the Company or participating employees upon the cancellation of surrendered options and the grant of new options in the exchange.  All new options granted under the option exchange program will be qualified stock options for U.S. federal income tax purposes.

Accounting Impact

The intent of the program is that it will not result in the Company incurring any additional compensation expense.  Based on this objective, the average fair value of each new stock option granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, will be “cost neutral” (other than immaterial incremental compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new options granted under the exchange program will be recognized over the service period of the new options.  If any portion of the new options granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange program will be described in a Tender Offer Statement that we will file with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments.

Effect on Stockholders

The option exchange program is designed to provide renewed incentives and motivate Eligible Employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options. While we cannot predict which or how many employees will elect to participate in the exchange program, please see the “Exchange Ratios” section above for the approximate reduction of the number of shares underlying options outstanding assuming that 100% of Eligible Options are exchanged and replacement option grants are made in accordance with the exchange ratios set out above.

Required Vote

The affirmative vote of a majority of the shares represented and entitled to vote on this proposal at the Annual Meeting is required to approve the stock option exchange program.

Recommendation of the Board of Directors

Our Board of Directors has unanimously approved the stock option exchange program outlined above and recommends that you vote FOR Proposal 2.

PROPOSAL 3

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected HoganTaylor, LLP (“HoganTaylor”), formerly known as Tullius Taylor Sartain & Sartain LLP (“TTSS”), as the independent public accountants to perform an integrated audit of our financial statements for the fiscal year ending October 31, 2009.  TTSS audited the Company’s financial statements for the fiscal year ended October 31, 2008 and 2007.

TTSS became HoganTaylor on January 7, 2009, when TTSS, our independent registered public accounting firm, and Hogan & Slovacek, P.C. merged their operations to become HoganTaylor, LLP.  At that time the respective employees, partners and shareholders of the merged firms became employees and partners of HoganTaylor, which has continued the practices of each of the merged firms and has assumed the role as our independent registered public accounting firm.  Representatives of HoganTaylor are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.  While ratification of the Company’s selection of accountants by the Company’s shareholders is not required, in the event of a negative vote on such ratification, the Company’s Audit Committee will reconsider its selection.  Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that shareholders vote “FOR” the appointment of HoganTaylor LLP as the Company’s independent public accountants.

Audit Fees and Services

The following table sets forth the fees for professional services rendered during fiscal 2008 and fiscal 2007 by the Company’s registered public accounting firm, HoganTaylor (formerly known as Tullius Taylor Sartain & Sartain):

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$89,000	$87,000
Audit-Related Fees(2)	19,750	7,000
Tax Fees	—	—
All Other Fees	—	—

(1)        Includes audit of our annual financial statements and review of our quarterly reports on Form 10-Q, as well as services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)         Relates to the audit of the Company’s 401(k) retirement plan and analysis of the FASB Interpretation No. 48 clarifying certain aspects of accounting for uncertain tax positions, including issues related to the disclosure, recognition and measurement of those tax positions.

The Audit Committee of the Board of Directors has established a written policy to pre-approve audit and non-audit related services to be provided by the Company’s independent auditor prior to engaging the auditor for such purposes.  Pursuant to the policy, the Audit Committee will annually review the services and fees that the auditor may provide to the Company during the following 12 months.  Following such review, the Committee will issue a statement to the Company’s Chief Financial Officer as to the general services and fees that the Committee has pre-approved.  The pre-approval generally extends for a period of 12 months or such shorter period as may be specifically indicated by the Committee.  All other services to be performed by the auditors that are not included in the Committee’s annual pre-approval statement must be submitted to the Committee in advance for specific approval.

REPORT OF AUDIT COMMITTEE

January 22, 2009

To the Board of Directors of XETA Technologies, Inc.:

The Audit Committee oversees XETA’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  We have reviewed and discussed with management and with the independent auditors the Company’s audited financial statements as of and for the year ended October 31, 2008.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by

Independence Standard No. 1—Independence Discussions with Audit Committees—as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2008.

The Audit Committee,

S. Lee Crawley, Chairman

Donald T. Duke

Robert D. Hisrich

Edward F. Keller

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company as of February 9, 2009 regarding beneficial ownership of the Company’s Common Stock, par value $.001 per share, by (a) each person known by the Company to own more than five percent (5%) of the Company’s Common Stock, (b) each director and nominee for election as a director of the Company, (c) each executive officer named in the Summary Compensation Table, and (d) all directors and executive officers of the Company as a group.

	Amount and Nature
Name and Address	of Beneficial		Percent of
of Beneficial Owner(1)	Ownership(2)		Class

Directors, Director Nominees and Executive Officers

Ronald L. Siegenthaler
8716 S. Peoria
Tulsa, OK 74132	1,122,003	(3)	10.96%

Ozarslan Tangun	552,351	(4)	5.4%
5050 Quorum Drive, Suite 312
Dallas, TX 75254

Greg D. Forrest	117,584	(5)	1.15%

Robert B. Wagner	79,004	(6)	*

Donald T. Duke
1505 Vandivort
Edmond, OK 73034	72,000		*

Robert D. Hisrich
15249 North 59th Ave.
Glendale, AZ 85306	56,550		*

S. Lee Crawley
2431 E. 51st St., Suite 600
Tulsa, OK 74105	20,985		*

Ed Keller
5314 S. Yale, Suite 205
Tulsa, OK 74135	11,600		0

Richard R. Devenuti
12819 SE 38th St., #335
Bellevue, WA 98006	0		0

All officers and directors as a group	1,479,726		14.34%

(8 persons)

Others Known to Own 5%

William M. Sams
750 North St. Paul, Suite 1650
Dallas, TX 75201	570,000	(7)	5.56%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	534,799	(8)	5.22%

Deanna K. Ingram
7777 S. Jamestown
Tulsa, OK 74135	518,579	(9)	5.06%

Jon A. Wiese
11509 S. Granite Ave.
Tulsa, OK 74137	580,000	(10)	5.66%

*Less than one percent of the shares outstanding.

(1)                    Address is that of the Company’s principal office at 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012 unless otherwise indicated.

(2)                    Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.  The number of shares beneficially owned includes the number of shares of Common Stock that such persons presently have the right to acquire pursuant to unexercised options under the Company’s stock option plans, as follows:  13,000 shares for Mr. Siegenthaler; 37,000 shares for Mr. Wagner; 13,000 shares for Dr. Hisrich; 29,500 shares for Mr. Duke; and 92,500 shares for all directors and executive officers as a group (8 persons).

(3)                    Includes 129,000 shares held by Mr. Siegenthaler’s wife’s trust.  All of the shares held directly by Mr. Siegenthaler are pledged.

(4)                 Held by Mr. Tangun through Patara Capital, LP, Patara Partners, LP and Patara Capital Management, LP, for each of which he is managing member.  Mr. Tangun has shared investment and voting power over these shares.

(5)                 Includes 100,000 shares held by Bluejack Systems LLC, a limited liability company owned by Mr. Forrest; and 7,598 shares, the equivalent number of shares held as units for Mr. Forrest’s account by the Company’s 401(k) retirement plan, over which Mr. Forrest has shared investment power and no voting power.

(6)                 Includes 4,400 shares held by Mr. Wagner as custodian for his minor children, over which he has sole voting and investment power; and 7,521 shares, the equivalent number of shares held as units for Mr. Wagner’s account by the Company’s 401(k) retirement plan, over which Mr. Wagner has shared investment power and no voting power.

(7)                 Based on a Schedule 13G/A filed with the SEC on February 8, 2008.

(8)                 Based on a Schedule 13G/A filed with the SEC on February 9, 2009, which states: Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are the “Funds.”  In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.  However, all securities reported in this schedule are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.

(9)                 Based on a Schedule 13G/A filed with the SEC on October 10, 2007.  Of the 518,579 shares included in the report, Ms. Ingram reports sole power to vote and dispose of 492,579 shares as trustee of the Jack R. Ingram Revocable Trust, and of 26,000 shares in her individual capacity.

(10)           Reflects options which are presently exercisable and will expire (if not exercised) as follows:  180,000 on 8/1/2009; 200,000 on 8/1/2010; and 200,000 on 8/1/2011.  Mr. Wiese is shown as a 5% beneficial owner solely by reason of these outstanding options, of which the Company has direct knowledge.  Except for these outstanding options, the Company has no other information or knowledge regarding Mr. Wiese’s security holdings, if any, in the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who hold more than ten percent (10%) of our stock, to report their initial ownership and any subsequent changes in ownership of our stock to the SEC.  SEC regulations impose specific deadlines for filing these reports and we are required to disclose in this proxy statement any failure to comply with these regulations.  Based on our review of these filings and the written representations of our directors, executive officers and 10% shareholders, we believe that during fiscal 2008, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with these exceptions:  Two reports on Form 4, each reporting a single transaction for Ed Keller, were filed one day late; and one Form 4 transaction by Ron Siegenthaler was reported late on Form 5.

SHAREHOLDER PROPOSALS FOR 2009

The deadline for submitting a shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for next year’s annual meeting is November 17, 2009.  Such proposals must comply with the provisions of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.   A shareholder who wishes to present a proposal for consideration at next year’s annual meeting outside of the Company’s proxy materials must give us notice of the proposal no later than November 17, 2009 as required by our bylaws.  Such notice must include (1) a brief description of the proposal and the reasons for making the proposal; (2) the name and record address of the shareholder; (3) the class and number of shares beneficially owned by the shareholder; (4) a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present such business; and (5) a description of any arrangement or understanding in connection with such business between the shareholder and any other person(s) (identifying them by name), and any material interest of the shareholder in such business.

All shareholder proposals must be received by us on or before the deadline in order to be considered timely and should be delivered or mailed to our Corporate Secretary at the address shown in the next section below.

ANNUAL REPORT ON FORM 10-K

We are mailing our 2008 annual report to shareholders (which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2008) with this Proxy Statement.  Our Form 10-K for the year ended October 31, 2008 is also available on our website at www.xeta.com.  In addition, any person solicited by this Proxy Statement is entitled to request in writing a copy of the Form 10-K and we will provide it without charge.  Such requests should be submitted to the Corporate Secretary addressed as follows:

 ATTN: Corporate Secretary

XETA Technologies, Inc.

1814 W. Tacoma Street

Broken Arrow, Oklahoma 74012

SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company.  Employees of the Company may solicit proxies personally or by telephone without additional compensation. Upon request, we will reimburse the reasonable costs incurred by brokers, banks, or other nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting.  However, should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robert B. Wagner

Robert B. Wagner
Secretary

Broken Arrow, Oklahoma

February 27, 2009

c/o Computershare 2 N. LaSalle Street Chicago, IL 60602

VOTE BY INTERNET

Have your proxy card available when you access the website www.investorvote.com/xeta and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, RI 02940.

Vote 24 hours a day, 7 days a week.
If you vote by internet, do not mail your proxy card.

If voting by mail, this proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

XETA TECHNOLOGIES, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, April 7, 2009.

The undersigned hereby appoints Donald T. Duke and Robert B. Wagner, or either of them, as proxies and attorneys for the undersigned (with full power to act alone and to designate substitutions), hereby revoking any prior Proxy, and hereby authorizes them to represent the undersigned and to vote as designated on the reverse side, all the shares of Common Stock of XETA Technologies, Inc. held of record by the undersigned on February 24, 2009 at the Annual Meeting of Shareholders to be held on April 7, 2009, or any adjournment or postponement thereof.

Dated:	2009

Signature

Signature (if held jointly)

NOTE: Signature(s) should follow exactly as name appears on your stock certificate. In case of joint ownership, each owner should sign. Executors, administrators, guardians, trustees, etc., should add their title as such and where more than one executor, etc. is named, a majority must sign. If signer is a corporation, please sign full corporate name by duly authorized officer.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

If you do not vote by internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, RI 02940, so your shares will be represented at the Annual Meeting.  If you vote by internet, it is not necessary to return this proxy card.

Please fold and detach card at perforation before mailing.

XETA TECHNOLOGIES, INC.	PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR the two following proposals.

1.	ELECTION OF DIRECTORS – The Board of Directors recommends a vote FOR each of the listed nominees.

Nominees:		FOR	AGAINST	ABSTAIN	Nominees:		FOR	AGAINST	ABSTAIN
(1)	S. Lee Crawley	☐	☐	☐	(5)	Robert D. Hisrich	☐	☐	☐
(2)	Richard R. Devenuti	☐	☐	☐	(6)	Ronald L. Siegenthaler	☐	☐	☐
(3)	Donald T. Duke	☐	☐	☐	(7)	Ozarslan A. Tangun	☐	☐	☐
(4)	Greg D. Forrest	☐	☐	☐

2.	APPROVAL OF STOCK OPTION EXCHANGE PROGRAM – The Board of Directors recommends a vote FOR this proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF ACCOUNTANTS – The Board of Directors recommends a vote FOR this proposal.

To ratify the selection of HoganTaylor, LLP as the Company’s independent certified public accountants for the 2009 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)